EXHIBIT 99

[LOGO]	Contact: Kori B. Beer Director, Corporate Communications ViroPharma Incorporated Phone (610) 321-6288

ViroPharma Lead Compounds Show Potent Activity

Against Smallpox Virus

Most Potent Smallpox Antiviral Compounds Ever Seen by USAMRIID

Exton, PA, July 30, 2003 – VIROPHARMA INCORPORATED (Nasdaq: VPHM) today announced that compounds from its lead chemical series, recently shown to have potent antiviral activity against a range of orthopoxviruses including monkeypox virus, were also shown to be active against the deadly smallpox (variola) virus. Scientists from the U.S. Army Medical Research Institute of Infectious Diseases (USAMRIID), VIROPHARMA’S collaborator on this project, confirmed the activity of the company’s compounds against smallpox virus in experiments recently conducted at the Centers for Disease Control and Prevention (CDC) in Atlanta, Georgia.

VIROPHARMA also has demonstrated in preclinical studies that compounds of this lead smallpox antiviral series are orally bioavailable in animals. VIROPHARMA plans to present further details of the virological and pharmacological attributes of these compounds at an upcoming scientific conference.

“These are very significant results for us in our efforts to develop an orally active antiviral drug for smallpox,” said Marc S. Collett, Ph.D., VIROPHARMA’S vice-president of discovery research. “Now that we know this compound series is active against the authentic variola virus, we will embark on an aggressive preclinical development program to further optimize the antiviral and pharmacological properties of these compounds, and evaluate their protective efficacy in animal models of orthopoxvirus infection with our collaborators at USAMRIID and the CDC.”

John W. Huggins, Ph.D., chief of Viral Therapeutics at USAMRIID, who performed the testing against smallpox virus at the CDC laboratories noted, “The VIROPHARMA compounds are the most potent, smallpox antiviral compounds we have ever seen. The fact that the compounds also are orally bioavailable makes them look very promising at this stage of development.”

Currently, there is no FDA-approved specific antiviral drug for use in the event of a bioterrorist attack involving smallpox virus.

VIROPHARMA’S smallpox program is part of a broader company effort in the area of bioterrorism and emerging virus disease threats. In late 2002, VIROPHARMA initiated a program to discover and advance potential antiviral product candidates that address the highest priority (“Category A”) virus disease threats as designated by the National Institutes of Health and the CDC, including smallpox and viral hemorrhagic fevers (Ebola, Lassa and Rift Valley fever), and emerging virus diseases. Recently, VIROPHARMA, in collaboration with USAMRIID, began evaluating compounds from VIROPHARMA’S compound library of more than 400,000 small molecules for antiviral candidates against the virus that causes severe acute respiratory syndrome (SARS).

Smallpox

Smallpox is a highly contagious, often fatal disease caused by variola (smallpox) virus. About 30% of those infected with the smallpox virus die. Smallpox outbreaks had occurred periodically for thousands of years. However, the disease was eradicated from the globe more than two decades ago after a successful worldwide vaccination program. The last case of smallpox in the United States was in 1949 and in the world in 1977. Routine vaccination against smallpox was stopped in the United States in 1972 and in the rest of the world in 1980. Scientists have retained stocks of the variola virus for research purposes in two secure laboratories, one at the CDC in Atlanta, Georgia, and the other in Moscow, Russia. The CDC has classified smallpox as a high priority bioterrorism threat to the U.S. public health system and national security due to the fact that variola virus can be easily disseminated and transmitted from person to person, has the potential to cause widespread illness and death, and requires special action for public health preparedness. There is currently no specific treatment for smallpox disease, and the only prevention is vaccination.

About VIROPHARMA INCORPORATED

VIROPHARMA INCORPORATED is committed to the commercialization, development and discovery of antiviral pharmaceuticals. VIROPHARMA, in addition to its biodefense and emerging diseases initiatives, is currently focused on drug development and discovery activities in hepatitis C, and is considering the development of Picovir® to treat patients suffering from severe or life-threatening enteroviral infections and the development of an intranasal formulation of Picovir® for the treatment of the common cold. The company expects to advance its lead hepatitis C antiviral compound into human clinical trials in early 2004.

About U.S. Army Medical Research Institute of Infectious Diseases

USAMRIID conducts basic and applied research on biological threats resulting in medical solutions to protect the warfighter. As the Department of Defense’s lead laboratory for medical aspects of biological warfare defense, USAMRIID collaborates with the CDC, the National Institutes of Health, the World Health Organization, the Department of Energy, the Federal Bureau of Investigation, and academic centers of excellence worldwide. USAMRIID also serves as a reference laboratory for the CDC and the WHO.

About the Centers for Disease Control and Prevention

CDC protects people’s health and safety by preventing and controlling diseases and injuries; enhances health decisions by providing credible information on critical health issues; and promotes healthy living through strong partnerships with local, national, and international organizations.

The information contained in this press release does not necessarily reflect the position or the policy of the Government and no official endorsement should be inferred.

This press release contains forward-looking statements. These include the Company’s plans to continue to work with the government to assist in the discovery and development of a treatment for smallpox, to advance the smallpox effort into animal efficacy studies, to discover and advance other potential antiviral product candidates in a biodefense and emerging diseases initiative, and to advance its hepatitis C antiviral compound into human clinical trials by early 2004. The Company’s efforts in biodefense (including smallpox) and emerging diseases are discovery stage programs, and as such are subject to risks and uncertainties. The discovery of active compounds, advancing promising active compounds through preclinical development and clinical development, and pursuing regulatory approval of product candidates that appear to demonstrate the requisite safety and efficacy, requires considerable time and expense. There can be no assurance that VIROPHARMA’S efforts in biodefense (including smallpox) and emerging diseases will yield positive results, will result in effective treatments in a timely manner, if at all, or that the FDA would approve any such smallpox or other biodefense or emerging disease product candidate. These factors, and other factors, including, but not limited to those described in VIROPHARMA’S most recent annual report on Form 10-K filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. VIROPHARMA does not assume any responsibility for updating any forward-looking statements.

# # #